Exhibit 10.1

SERVICE PROVIDER AGREEMENT

between

Mawson Hosting, LLC

and

BE GLOBAL DEVELOPMENT LIMITED

CONTENTS

Clause	Heading	Page

1	DEFINITIONS AND INTERPRETATION	1
2	LICENSED SPACE AND SERVICE PROVIDER INFRASTRUCTURE	5
3	PARTIES’ OBLIGATIONS	7
4	PERMISSIBLE USES AND SERVICES	8
5	COMMENCEMENT, CONDITIONS PRECEDENT AND TERM	9
6	TERMINATION	10
7	COLOCATION FEE AND SECURITY DEPOSIT	10
8	ADDITIONAL CLIENT OBLIGATIONS	10
9	ALTERATIONS, ADDITIONS AND IMPROVEMENTS	12
10	ASSIGNMENT AND OTHER DEALINGS	12
11	LIABILITY	12
12	INDEMNIFICATION	13
13	INSURANCE	14
14	DEFAULT	15
15	FORCE MAJEURE	15
16	GOVERNING LAW AND DISPUTE RESOLUTION	15
17	NOTICES	16
18	GENERAL	17
SCHEDULE 1		19

This Agreement is made on: August 9, 2024

BETWEEN:

(1)	Mawson Hosting, LLC, a company incorporated in Delaware with Delaware File number 7300988 whose registered office is at 950 Railroad Avenue, Midland, PA 15059 (“Service Provider”); and

(2)	BE Global Development Limited, a company incorporated and registered in United Kingdom with [***REDACTED***] (“Client”).

BACKGROUND:

(A)	Service Provider, formed and registered in Delaware, provides certain services in connection with the operation of AI/HPC Facilities at 950 Railroad Avenue, Midland, PA 15059, or at an alternate site or sites, to be determined at the sole discretion of the Service Provider (the “Location(s)”);

(B)	Service Provider has a lease agreement, which can provide for co-location space at the Location (the “Service Provider Co-Location Space”), including without limitation the right to the provision of power to the Service Provider Co-Location Space and the right to grant use of the Service Provider Co-Location Space and use of such services within the Service Provider Co-Location Space to third parties;

(C)	Client desires to locate AI/HPC Facilities at the Location within the Service Provider Co-Location Space and receive certain power and utility services to support its Provided Services (defined below) (“AI/HPC Operations”) at the Location;

(D)	Service Provider desires to license a portion of the Service Provider Co-Location Space to Client (the “Licensed Space”) and provide Client with internet service and twenty (20) Megawatts of electrical power under the terms, covenants and conditions hereinafter set forth in this Agreement.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words shall have the following meanings:

“Affiliate” means, in respect of a person, any person or entity that, at any time during the Term, directly or indirectly controls, is controlled by, or is under common control with such person, where “control” means: (i) direct or indirect ownership of fifty percent (50%) or more of the equity or the voting rights of that person; (ii) the possession, directly or indirectly, of the power to control the composition, appointment or removal of fifty percent (50%) or more of the directors, trustees or other governing body of that person; or (iii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that person, whether through ownership of voting securities, by contract or otherwise.

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“AI/HPC Facilities” means [***REDACTED***].

“Agreement” means this agreement, including any schedules thereto.

“Billing Period” means the period of approximately one (1) month for which Service Provider issues invoices to Client for the Services provided by Service Provider during such period, the determination of which shall follow the following principle: (a) the first Billing Period shall commence from 00:00 (UTC) on the Initial Date until 23:59 (UTC) on the last calendar day of the same month, and (b) each of the subsequent Billing Periods shall commence from 00:00 (UTC) on the first calendar day of the month following the previous Billing Period until 23:59 (UTC) on the last calendar day of such month.

“Business Day” means a day, other than a Saturday, Sunday or public holiday in the United States, when banks in the United States are open for business.

“Client Default” means any event of default set forth in clause 14 where Client is the defaulting Party.

“Client Equipment” means any and all equipment, items or anything else that is deployed or located by the Client at or within the premises or any property of the Service Provider.

“Client Space” means any space, area, property or other as provided by the Service Provider to the Client.

“Colocation Fee(s)” means the fee for the Services payable by Client to Service Provider during the applicable Billing Period, as provided in Schedule 1.

“Confidential Information” means in relation to each Party any information relating to the business, financial affairs, products, services, property, equipment, operations, research, or processes of such Party and/or its Affiliates and includes, without limitation, data, know-how, software, computer programs, photographs, processes, models, specifications, intellectual property (whether existing before or developed after this Agreement including, without limitation, patents, copyright and other works of authorship in any form, trademarks, service marks, registered designs and any and all applications therefore) or any other material bearing or incorporating such information in any form (including, but not limited to, oral, written, graphic or electromagnetic form) including, without limitation, information which is labelled as confidential by each Party at the time of delivery to the Receiving Party.

“Date of Availability” means the date on which power to the Licensed Space is available to Client (the Date of Availability”).

“Delivery Date” shall mean the date on which Client delivers and provides its AI/HPC Facilities to the Service Provider’s designated location.

“Downtime” shall be ascribed the meaning detailed in Schedule 1 to this Agreement.

“Effective Date” means the signed date of this Agreement, which is August 9, 2024.

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“Force Majeure Event” means an event, circumstance or cause beyond the relevant Party’s reasonable control, including the following (provided always that lack of funds, insolvency or late payment shall not, howsoever it may be caused, be an event, circumstance or cause beyond that Party’s reasonable control), including:

(i)	acts of God, flood, drought, earthquake or other natural disaster (including hurricanes or tropical storms) that affect Service Provider’s operations;

(ii)	epidemic or pandemic that affects Service Provider’s operations;

(iii)	terrorist attacks, ransomware attacks or threats, cyberattacks, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations that affect Service Provider’s operations;

(iv)	nuclear, chemical, biological contamination, or sonic boom that affects Service Provider’s operations;

(v)	any law or any action taken by a relevant government or public authority, including any law, action or mandate that affects Service Provider’s operations and regular provision of power;

(vi)	collapse of buildings, fire, explosion or accident; and

(vii)	any labor or trade dispute, strikes, industrial action or lockouts (other than in each case by the Party seeking to rely on clause 15, or Affiliates of that Party);

(viii)	blackouts or brownouts (rolling or otherwise) from the relevant power provider;

(ix)	internet outages or disconnection on the part of the Internet Service Provider (“ISP”);

(x)	extraordinary surges in power pricing, meaning, surges that lead to prices exceeding historical values within the relevant jurisdiction over the past five (5) years.

“Grace Period” shall have the meaning ascribed to it in Clause 2.5 below.

“Initial Period” means a period of Seventy-Two (72) months commencing upon the date that power to the Licensed Space is available to Client (the Date of Availability”). The Initial Period is subject to a review of the Colocation Fee every Twenty-Four (24) months (“Interim Review Date”).

“Interest Rate” means the greater of (i) Federal Reserve base rate (or such reasonable comparable national banking institution as agreed by the Parties in the event Federal Reserve ceases to exist or publish base rate), or (ii) the highest rate permitted by applicable laws, which means statutes, laws, ordinances, orders, or other rules, regulations or requirements from any government authority, now in force or which may hereafter be enacted or promulgated, as all of the same may be amended and supplemented from time to time (“Laws”); or (iii) an annual compound interest rate of 10%.

“kWh” means kilowatt hours of power.

“Licensed Space” means the area paid for by Client, [***REDACTED***].

“Party” means each of Service Provider and Client, “Parties” means all or any combination of them (as the context requires).

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“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity (whether or not having separate legal personality).

[***REDACTED***]

“Renewal Period” means each successive 24-month period after the Initial Period for which this Agreement is renewed.

“Security Deposit” is the amount that Client shall provide to Service Provider within a specified amount of time before the Date of Availability as detailed in Schedule 1.

“Term” means the Initial Period together with all Renewal Periods.

“Uptime” shall be ascribed the meaning detailed in Schedule 1 to this Agreement.

“Uptime Percentage” shall be ascribed the meaning detailed in Schedule 1 to this Agreement.

“Virus” means any program which contains malicious code or infiltrates or damages a computer system without the owner’s informed consent or is designed to do so or which is hostile, intrusive or annoying to the owner or user and has no legitimate purpose.

1.2	In this Agreement, except to the extent that the context requires otherwise:

(i)	the schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the schedules;

(ii)	references to paragraphs or clauses of such schedules are references to such provisions of this Agreement;

(iii)	use of the singular shall include the plural and vice versa. Words denoting any gender shall include any other gender;

(iv)	headings are for ease of reference only and shall not affect the interpretation of provisions thereunder;

(v)	a reference to an enactment, instrument or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment, instrument or statutory provision and is a reference to that enactment, instrument, statutory provision or subordinate legislation as from time to time amended, modified, incorporated or reproduced and to any enactment, instrument, statutory provision or subordinate legislation that from time to time (with or without modifications) re-enacts, replaces, consolidates, incorporates or reproduces it;

(vi)	references to an agreement, deed, instrument, license, code or other document (including this Agreement), or to a provision contained in any of these, shall be construed as a reference to such documents in the form and substance in which they existed as of the Date of Availability.

(vii)	the language which governs the interpretation of this Agreement is the English language. All notices to be given by any Party and all other communications and documentation which are in any way relevant to this Agreement or the performance or termination of this Agreement, including any dispute resolution proceedings, shall be in the English language;

(viii)	a reference to a "day" means a calendar day and to a "month" means a calendar month and to a "year" means a calendar year;

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(ix)	the words "include" and "including" are to be construed without limitation;

(x)	a reference to a Party includes its successors in title, permitted assigns, permitted subcontractors, and permitted transferees;

(xi)	a reference to a "person" includes any person, firm, company, government, state or agency of a state, or any association, foundation, trust, not for profit entity or partnership (whether or not having separate legal personality) or two or more of the foregoing and words denoting natural persons include any other persons;

(xii)	a reference to “writing” or “written” includes any modes of reproducing words in any legible form and shall include email except where expressly stated otherwise, and expressions referring to "writing" or "written approval" are to be construed accordingly;

(xiii)	any sum payable by one Party to another Party shall be exclusive of taxes, fees, duties, and other governmental charges, which shall be paid where it is chargeable in addition to the sum referred to in this Agreement; and

(xiv)	if there is an inconsistency between any of the provisions in the main body of this Agreement and the schedules, the provisions in the main body of this Agreement shall prevail.

2	LICENSED SPACE AND SERVICE PROVIDER INFRASTRUCTURE

2.1	Subject to the terms, covenants and conditions hereinafter set forth in this Agreement, Service Provider hereby licenses to Client a portion of the Service Provider Co-Location Space and grants the non-exclusive right to use the access areas, elevators, parking areas, building risers, conduits, and similar areas and facilities on the Property but outside the Licensed Space (the “Common Areas”) for the purposes for which they were intended.

2.2	Pursuant to this Agreement, Client has the right to:

(i)	locate within the Licensed Space, [***REDACTED***]; and

(ii)	access site amenities including internet at twenty (20) Megawatts of electrical power subject to the provisions of clause 3.2 (the “Service Provider Obligations”).

2.3	Security. Service Provider shall provide commercially reasonable security procedures and security measures to be used and maintained as may be necessary, based upon the circumstances present within the Service Provider Co-Location Space, to facilitate the safety and security of the AI/HPC Facilities, so as to avoid interruption of access, power or internet to the Licensed Space and use by Client of the AI/HPC Facilities, including but not limited to theft of all or any portion of the AI/HPC Facilities, damage to any of the AI/HPC Facilities, unauthorized access to, use of, or interference with the AI/HPC Facilities, or other such acts which could adversely affect or otherwise harm operations.

2.4	Service Provider Access to Licensed Space. Service Provider (and Service Provider’s agents, representatives and subcontractors reasonably approved by Client) will be entitled to access the Licensed Space at any time. Any entry into the Licensed Space in accordance with this Agreement shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Licensed Space, or an actual or constructive eviction of Client from any portion of the Licensed Space. Service Provider will use commercially reasonable good faith efforts to minimize interference with Client’s use of the Licensed Space.

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2.5	Client shall provide [***REDACTED***]. Service Provider shall make best efforts to properly install and maintain such AI/HPC Facilities securely in the Location and connect them to the Infrastructure (as defined below) and as approved by Client in advance in writing. The Client shall purchase [***REDACTED***]. The Delivery Date (“Delivery Date”) of such equipment is to match the Date of Availability but the Service Provider has agreed to a grace period of 1 (One) month in respect to the provision of specialized containers (“Grace Period”).

2.6	Infrastructure. The Service Provider shall provide and maintain in good working order and condition all supporting structures and security installations necessary for the containers and the AI/HPC Facilities. The Service Provider shall provide and maintain in good working order and condition all required interconnection electric facilities, fiber internet and related equipment to produce mid-voltage point of connection at [***REDACTED***].

2.7	Limitation on Access, Monitoring and Inspection of Traffic. Service Provider will not either directly or indirectly: (i) access, manipulate or use, for itself or on behalf of any third party, the AI/HPC Facilities or any content or traffic transmitted over Client’s network facilities or (ii) knowingly allow any third party, other than governmental authorities with appropriate jurisdiction pursuant to a validly issued subpoena (or an equivalent document or authority in the applicable jurisdiction), to access, directly or indirectly, any content or traffic transmitted over Client’s network facilities. In addition, Service Provider will not, and will not knowingly allow any third parties to, use or access the AI/HPC Facilities or any access points or technological devices on Client’s network facilities. If a governmental authority requests access to or use of the Licensed Space or of content or traffic transmitted over Client’s network facilities pursuant to a validly issued subpoena (or an equivalent document or authority in the applicable jurisdiction), Service Provider will notify Client promptly of service of a subpoena to allow Client to take appropriate action on Client’s own behalf.

2.8	Service Failures. Client accepts that Services may not be uninterrupted, error-free, or on a completely secure basis. Service Provider shall have no obligation to credit Client any amount for any such failure in the event that Service Provider fails to provide Service and Service Provider determines in its reasonable judgment that such failure was the result of:

(i)	Force Majeure Event;

(ii)	Any actions or inactions of Client, including any activity under Client’s control or within the obligations undertaken by Client (including, without limitation, hacking, provision of inaccurate or corrupt data, use of the Services other than in accordance with the directions of Service Provider, failure or inability of Client to receive Digital Assets, failure of the underlying software protocols of the Digital Asset networks, and problems in Client’s local environment);

(iii)	Power outages or fluctuation not within the control of Service Provider, or

(iv)	Maintenance.

3	PARTIES’ OBLIGATIONS

3.1	Client Obligations. The Parties hereto each agree and acknowledge that subject to and in accordance with the terms and conditions of this Agreement, Client shall be responsible for the following (the “Client Obligations”):

(i)	Providing Service Provider with [***REDACTED***].
(ii)	Delivering or arranging for the delivery of [***REDACTED***].

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(iii)	Client is responsible for [***REDACTED***].
(iv)	Client is responsible for providing no later than [***REDACTED***], Service Provider with detailed information sufficient to enable Service Provider to assist Client in Service Provider’s actions under this Agreement. This may include technical specifications, schematics, maintenance instructions, standard operating procedures, and other similar documentation.

3.2	Service Provider Obligations. Service Provider shall be responsible for the access to power and fiber connectivity as well as the itemized specific maintenance tasks outlined in Schedule 1. The Service Provider may provide assistance as needed to support Client’s obligations; however, the Service Provider shall not be responsible for the Client’s Obligations. Service Provider shall not be responsible for hardware networking or software system administration physically located within the AI/HPC Facilities, including but not limited to backups, cabling, security patching, firmware updates, containerization, storage, staging and/or production environments, software testing and/or deployment.

3.3	Additional Services and Repairs: If Service Provider is advised to perform services which are outside the scope of the services provided above, Service Provider will promptly request authorization from Client to have such services performed, at the sole expense of Client, which request shall set forth in reasonable detail the scope of services needed and a fixed estimate of the cost thereof. Service Provider shall not be liable for the effects of such services it performs pursuant to this clause. Client shall then promptly either instruct Service Provider to cause such services to be performed or that a third party perform such services.

3.4	If Client elects third-party service providers to perform the services, Client shall pay all invoices, and all required pre- or progress payments, to the repair personnel or companies directly according to the terms of the invoices provided to it by such third-party service providers so long as they conform to the respective request and estimate. In any event, Service Provider shall cooperate with third-party service providers to have the services performed properly and in due course, including but not limited to provision of necessary tools (if available), granting access and providing standard security policies. Client shall ensure that any such third-party service providers adhere to the policies and procedures of the Service Provider, including but not limited to, any workplace safety laws or policies (including, for example, Occupational Safety and Health Administration (“OSHA”) regulations, the use of personal protective equipment, Service Provider methods and practices prescribed by the Service Provider, and any other policies and procedures used by the Service Provider itself. As part of its safety protocols, Service Provider shall have the right to remove or cause Client to remove any person or persons under Client’s control who violate any safety protocols or otherwise is a danger to persons, property, or Service Provider’s operations. [***REDACTED***]

4	PERMISSIBLE USES AND SERVICES

4.1	Client shall have the right to use the Licensed Space for AI/HPC Operations and ancillary maintenance (“Permitted Use”) and for no other purposes except with Service Provider’s advanced written consent. Permitted Use shall include artificial intelligence, cryptocurrency mining, maintaining data centers, and other uses upon Service Provider’s advanced written consent after reasonable notice by Client.

4.2	Material Changes. If at any time during the Term, Client wishes to replace or materially change the AI/HPC Facilities (other than customary maintenance, repairs or replacement of obsolete equipment), Client shall seek Service Provider’s written approval for such changes in advance within a reasonable time beforehand (which approval shall not be unreasonably withheld).

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4.3	Control of AI/HPC Facilities. [***REDACTED***].

4.4	As-Is Condition. By entering into this Agreement, Client represents that it is fully familiar with the physical condition of the Service Provider Co-Location Space, and all of its improvements, fixtures, and applicable equipment, as are reasonably apparent or foreseeable, and Client takes its license to use all of the same in “as-is” condition. Unless otherwise stated in this Agreement, Service Provider has made no representations whatsoever in connection with the condition of the Service Provider Co-Location Space or any of the improvements, fixtures or equipment on the Service Provider Co-Location Space. Notwithstanding the forgoing, Service Provider covenants to maintain the Service Provider Co-Location Space in at least the state in which it is in on the Date of Availability.

4.5	Non-Interference. Client acknowledges that except for the rights expressly granted pursuant to this Agreement it is not entitled, and does not have a license, to access or use any other space or facilities within the Service Provider Co-Location Space or the Property. Client covenants to, at all times, and to cause its employees, agents, contractors, subcontractors, permitted licensees, permitted sub-licensees, and permitted co-locators to at all times, take all necessary precautions and actions to ensure that no damage to any other than Client’s equipment results from Client and its Affiliates or its employees’, agents’, contractors’, subcontractors’, permitted licensees’, permitted sub-licensees’ and permitted co-locators’, access to or actions taken in the Service Provider Co-Location Space, the Facility or the Licensed Space.

4.6	Services. Subject to the terms and conditions of this Agreement, Service Provider shall provide the Utility Services to Client at the Licensed Space and such additional services that may be requested by Client and accepted and agreed to in writing by Service Provider from time to time (“Services”). Subject to Section 4.8, the Utility Services will be available and fully functional by the time specified in Schedule 1.

4.7	Client’s and Service Provider’s Rights. Except as expressly set forth in this Agreement,

(a) Service Provider has no obligation to expand or otherwise make any improvements within the Property, (b) Service Provider reserves the right to modify the Common Areas, provided that such modifications do not materially adversely affect Client’s use of the Licensed Space for the Permitted Uses, materially adversely affect Client’s access to or from the Licensed Space, and (c) Service Provider makes no representations or warranties regarding the Licensed Space or its suitability (physical, legal or otherwise) for the Permitted Uses or any other particular purpose.

4.8	Available Power Capacity. Client shall have exclusive access to twenty (20) Megawatts of electrical power, subject to Uptime as specified in Schedule 1. Service Provider covenants that at least five (5) Megawatts of electrical power will be available at the Licensed Space [***REDACTED***] (“Date of Availability”) in a form usable for the AI/HPC Operations with an additional five (5) Megawatts of electrical power will be available at the Licensed Space one (1) month after the Date of Availability in a form usable for the AI/HPC Operations, an additional five (5) Megawatts of electrical power will be available at the Licensed Space two (2) months after the Date of Availability in a form usable for the AI/HPC Operations and the final five (5) Megawatts of electrical power will be available at the Licensed Space three (3) months after the Date of Availability in a form usable for the AI/HPC Operations .

4.9	Purpose. Subject to Client’s compliance with all Laws, Client may use the Licensed Space for the Permitted Use as per Section 4.1 above and Client shall not use or permit the Licensed Space to be used for any other purpose or purposes whatsoever. Service Provider will not take any action that will cause the Permitted Uses or other rights under this Agreement to be prohibited or otherwise materially restricted (and the Parties hereby acknowledge that undue interference with Client’s access or security needs is material) by any covenant, condition, restriction, easement or other instrument or matter affecting title or use of the Property. The Agreement will be subject and subordinate to any covenant, condition, restriction, easement or other instrument now existing or hereafter created that meets the requirements of the preceding sentence. At Service Provider’s request, Client shall execute at Service Provider’s expense, such instruments as may be necessary for the subordination of the Agreement to such covenant, condition, restriction, easement or other instrument.

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5	COMMENCEMENT, CONDITIONS PRECEDENT AND TERM

5.1	This Agreement shall begin as of the Effective Date and the Initial Period will start as of the Date of Availability. The Agreement shall continue, unless terminated earlier in accordance with Clause 6 below in respect of any AI/HPC Facilities, or thereafter by mutual agreement of the Parties, for the Initial Period and continue to each Interim Review Date.

5.2	A Party may, not later than six (6) months before the end of the Initial Period or any relevant Renewal Period, give written notice to the other Parties to terminate this Agreement in full at the end of the period then in force.

5.3	Service Provider reserves the right to change the Colocation Fee at each Interim Review Date. Service Provider will notify Client of the proposed new Colocation Fee no later than six (6) months before the end of the Initial Period, each Interim Review Date or relevant Renewal Period.

5.4	Within 60 business days of termination, all amounts owing to a Party will be settled by the other Party, including the return of the Security Deposit, if applicable.

6	TERMINATION

6.1	Termination by Either Party. This Agreement may be terminated by either Party, at any time, without liability to the other Party, for any one or more of the following:

(i)	The non-terminating Party breaches any material term of this Agreement and fails to materially or substantially cure such breach within thirty (30) calendar days after receipt of written notice of the same;

(ii)	The non-terminating Party becomes the subject of a voluntary or involuntary proceeding relating to insolvency, bankruptcy, receivership, liquidation, or reorganization under the jurisdiction in which the Party is incorporated, and such petition or proceeding is not dismissed within ninety (90) calendar days of the filing thereof;

(iii)	A court or other government authority having jurisdiction over either Party prohibits either Party via a non-appealable, final judgment from performing under the Agreement.

6.2	Termination by Service Provider. Service Provider may terminate this Agreement if Client fails to pay any sum for Services when such payment is due (and such failure remains wholly uncured for a period of fifteen (30) calendar days.

7	COLOCATION FEE AND SECURITY DEPOSIT

Colocation Fee. In consideration for fulfilling its obligations under this Agreement, Client shall pay Service Provider a flat “Colocation Fee” as defined in Schedule 1.

7.1	The Colocation Fee payable each month should be at a minimum the fee due for the use of the Available Power Capacity during the Billing Period, provided such power was provided on the Date of Availability and maintained at the Uptime defined in Schedule 1.

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7.2	Security Deposit or Advance Prepayment. Before the date the first AI/HPC Facilities have been delivered to the first Licensed Space, Client shall provide Service Provider with a Security Deposit or Advance Prepayment in cash as specified in Schedule 1.

7.3	Payment Procedures. Service Provider shall invoice Client within two (2) Business Days of the end of each calendar month. Client shall pay Service Provider, within seven (7) days of invoicing, the Colocation Fee. Payment methods include payment via ACH electronic payment to Service Provider’s financial institution per instructions in Client’s ACH electronic payment form.

7.4	Interest. Upon the occurrence of any Client Default resulting from past due amounts to Service Provider, the past due amount will thereafter bear interest until paid at a rate equal to the Interest Rate.

8	ADDITIONAL CLIENT OBLIGATIONS

8.1	Compliance with Laws. Except for Service Provider’s obligations expressly set forth herein, Client shall, at its sole cost and expense, comply with all Laws to the extent such Laws pertain to the unique manner in which Client uses the Licensed Space, as opposed to generic use of the Licensed Space for the Permitted Use and Client shall not do anything or suffer anything to be done in or about the Licensed Space which will in any way conflict with any Law.

8.2	Covenant Against Liens. Client has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Client, operation of law or otherwise, to attach to or be placed upon the Licensed Space and/or the Facility, and any and all liens and encumbrances created by Client shall attach to Client’s interest only. Service Provider shall have the right at all times to post and keep posted on the Licensed Space any notice which it deems necessary for protection from such liens. Client shall not cause or permit any lien of mechanics or materialmen or others to be placed against the Licensed Space and/or the Facility with respect to work or Services claimed to have been performed for or materials claimed to have been furnished to Client or the Licensed Space, provided, however, in case of any such lien attaching or notice of any lien, Client shall cause it to be immediately released and removed of record (by payment, statutory bond or other lawful means). If any such lien is not released and removed (by payment, statutory bond or other lawful means) within ten (10) days after written notice of such lien is delivered to Client, then Service Provider may, at its option, take all reasonable actions necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Service Provider in connection with such lien shall be immediately be due and payable by Client.

8.3	Non-Interference. Client warrants that Client’s use of the Service Provider’s Co-Location Space shall not interfere with any of the equipment not owned by Client or that of any other Clients on or in the Service Provider Co-Location Space, or in any way interfere with Service Provider’s operations, its rights in and to the Location, or that of other customers of the Service Provider. In the event there is interference that is attributed to Client, in whole or in part, Client shall promptly take reasonable remedial measures to cure any failures with its actions, inactions, or that portion of its AI/HPC Facilities causing the interference, except for intermittent testing, until the interference is corrected.

8.4	Facility Damage. Client shall take all commercially reasonable precautions as may be necessary according to the industry best practice to prevent any damage to the Service Provider Co-Location Space or the Facility. Upon completion of any maintenance, repair, replacement or removal, or other work in the Service Provider Co-Location Space or the Facility by Client, its agents and employees (which shall not include Services done by or on behalf of Service Provider for Client), Client shall make reasonable efforts to, at its expense, restore the Service Provider Co-Location Space to its original condition and remove all refuse and debris that may accumulate thereon. In the event Client fails to repair damage to the Service Provider Co-Location Space or the Facility within thirty (30) calendar days from the date of such completion or the written notification of such damage by Service Provider, whichever is later, Client shall fully reimburse Service Provider for any unrepaired property damages resulting from any construction, maintenance, repair, replacement or removal, or other work on the Service Provider Co-Location Space by Service Provider, but only to the extent not covered by insurance proceeds from a claim by Service Provider against its insurance policy.

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8.5	Client Software and Third-Party Services. In order to provide the Services under the Agreement, from time to time, Service Provider may request, and Client shall promptly provide, information regarding the AI/HPC Facilities, Client’s related operating software, Client’s system and other information reasonably necessary in the provision of the Services. If software or services of a third party are requested by Client in conjunction with the Services (“Third Party Services”), Client acknowledges and agrees that such Third Party Services are the responsibility of the third party, subject to separate terms and conditions between such third party and Client, and Service Provider accepts no responsibility for the performance of such Third Party Services or any loss or damage arising from or associated with the provision of such Third Party Services. If the AI/HPC Facilities or related operating software are not suitable for the provisions of any services provided by Service Provider related to the AI/HPC Facilities, Service Provider may suspend such services until remedial action has been taken by Client and Service Provider has verified the AI/HPC Facilities and operating software are suitable for the provision of the relevant services. Client will take all appropriate measures in accordance with best industry practice to ensure that Client’s software, equipment, and Third-Party Services connecting to Service Provider’s systems and anything provided to Customer through such systems do not contain any programs, mechanisms, programming devices, malware, or other computer code (i) designed to disrupt, disable, harm, or otherwise impede in any manner the operation of any software program or code, or any computer system or network (commonly referred to as “malware”, “spyware”, “viruses” or “worms”); (ii) that would disable or impair the operation thereof or of any software, computer system or network in any way based on the elapsing of a period of time or the advancement to a particular date or other numeral (referred to as “time bombs”, “time locks”, or “drop dead” devices); (iii) is designed to or could reasonably be used to permit a party or any third party to access any computer system or network (referred to as “trojans”, “traps”, “access codes” or “trap door” devices); or (iv) is designed to or could reasonably be used to permit a party or any third party to track, monitor or otherwise report the operation and use of any software program or any computer system or network by the other party or any of its customers. Client will hold harmless and indemnify Service Provider from any liability or damages sustained or suffered due to failure or lapse in this obligation.

8.6	Client Visits to the Facility. Client shall not visit the Licensed Space or Facility without prior consent from Service Provider, such consent not to be unreasonably withheld.

9	ALTERATIONS, ADDITIONS AND IMPROVEMENTS

9.1	Alterations. Client may not make alterations, improvements or changes to the Licensed Space (“Alterations”) without the express written approval of Service Provider, such consent not to be unreasonably withheld, delayed or conditioned. Installation and removal of AI/HPC Facilities or property, including networking lines and connections between Client’s Equipment and electrical outlets, will not be considered Alterations. If Service Provider provides its approval for an Alteration but informs Client that a proposed Alteration will adversely affect the provision of Services under this Agreement, Client will work with Service Provider to modify the Alteration to avoid any such impact. In the event Service Provider’s Services are impacted by any such Client Alteration, however, Service Provider shall be relieved of any resulting liability and any obligation to provide such Services.

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9.2	Alterations Process. Client shall not make or permit to be made any Alterations except in strict accordance with the provisions of this Section 9. Client will (i) submit all plans, specifications, finishes and construction drawings for any Alterations to Service Provider for Service Provider’s review and approval, and (ii) construct all Alterations and perform all repairs in compliance with any and all Laws, including without limitation applicable rules and regulations of any federal, state, county or municipal code or ordinance and, to the extent applicable for such work, pursuant to a valid building permit, issued by the city in which the Licensed Space and/or the Facility is located. Service Provider’s approval of the plans, specifications, finishes and construction drawings for Client’s Alterations shall create no responsibility or liability on the part of Service Provider for their completeness, design sufficiency, or compliance with all Laws. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Licensed Space and/or the Facility shall at all times be a complete unit except during the period of work. Client shall cause all Alterations to be performed in such manner as not to obstruct access by any person to the Facility, and as not to obstruct the business of Service Provider or other clients of the Facility or interfere with any labor force working at the Facility. Promptly upon completion of any Alterations, Client shall (A) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Facility is located, (B) deliver to the management office for the Facility a reproducible copy of the “as built” drawings of the Alterations, and (C) deliver to Service Provider evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

9.3	Removal of Alterations. Service Provider shall notify Client whether it is obligated to remove any Alteration. In the event Client is obligated to remove the Alteration, Client shall remove such Alteration(s) installed or placed in the Licensed Space by or for Client and repair any material damage to the Licensed Space or Facility caused by its removal activity. If Client fails to complete such removal within a reasonable period of time, restoration and/or to repair by the end of the Term, Service Provider may do so and may charge the cost thereof to Client or at its sole option elect to keep such Alteration at the Termination of this Agreement at no additional consideration.

10	ASSIGNMENT AND OTHER DEALINGS

No Party shall assign, transfer, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any or all of its rights and obligations under this Agreement other than with an Affiliate without the prior written consent of the other Parties (not to be unreasonably withheld, delayed or conditioned).

11	LIABILITY

11.1	Service Provider shall have no liability to Client in contract, tort (including negligence and breach of statutory duty), under statute or otherwise for any consequential damages, including but not limited to: (a) loss of business opportunity; (b) loss of anticipated savings; (c) loss of profit (whether actual or anticipated); (d) loss of or damage to data, equipment or property (excluding where this results from Service Provider performing or failing to perform its obligations under this Agreement); (e) economic loss; (f) loss of interest or revenue; (g) damage to goodwill; (h) loss or damage suffered by third parties; or (i) indirect, consequential or special loss or damage of any nature.

11.2	Notwithstanding any other provisions of this Agreement, nothing in this Agreement shall exclude or limit a Party's liability to another Party for:

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(i)	death or personal injury resulting from negligence;

(ii)	fraud or fraudulent misrepresentation; or

(iii)	any liability where such exclusion or limitation is not permitted by law.

Subject to the foregoing sub-clauses of this clause 11, Service Provider’s total aggregate liability to Client under or in connection this Agreement (whether in contract, tort (including negligence), breach of statutory duty or otherwise) shall not exceed 100% of the aggregate amounts invoiced, paid or payable to Service Provider under clause 7 of this Agreement during the Term.

12	INDEMNIFICATION

12.1	Client. Except to the extent liability is waived in this Agreement, and subject to the limits set forth herein, Client will indemnify, defend, and hold harmless Service Provider, Service Provider’s Affiliates, and their members, sub members, managers, shareholders, partners and sub partners, and their respective officers, directors, agents, property managers, servants, employees, and independent contractors (collectively, “Service Provider Parties”) from third party claims, suits, actions, liabilities losses, costs, damages, penalties, fees, and expenses (including reasonable attorneys’ fees and costs) for personal injury, death or for loss or damage to property (“Claims”) incurred in connection with or that arise out of: (i) Client’s breach of its obligations under this Agreement; (ii) any intentional acts or gross negligence of Client or of any person claiming by, through or under Client, or of its employees, agents, contractors or invitees, in, on or about the Licensed Space or the Property; (iii) other claims by third parties, including claims for death, personal injury, or damage to property, to the extent caused directly or indirectly by Client or of any of Client’s employees, agents, contractors or invitees; or (iv) Client having made inaccurate or unauthorized warranties, representations or statements, or otherwise acting beyond the scope of its authority as set out in this Agreement.

12.2	Service Provider. Subject to the limits set forth herein, Service Provider will indemnify, defend, and hold harmless Client, Client’s Affiliates, and their members, sub members, managers, shareholders, partners and sub partners, and their respective officers, directors, agents, property managers, servants, employees, and independent contractors from Claims incurred in connection with or that arise out of: (i) Service Provider’s breach of its obligations under this Agreement, or under any agreement that Service Provider may have with the owner or licensor of the Location, Property or Facility; (ii) any negligent acts or omissions of Service Provider or of any of Service Provider’s employees, agents, contractors or invitees, in, on or about the Licensed Space or the Property; (iii) other claims by third parties, including claims for death, personal injury, or damage to property, to the extent caused directly or indirectly by Service Provider or of any of Service Provider’s employees, agents, contractors or invitees; or (iv) Service Provider having made inaccurate or unauthorized warranties, representations or statements, or otherwise acting beyond the scope of its authority as set out in this Agreement.

13	INSURANCE

13.1	Unless otherwise agreed between the Parties, each Party shall be responsible for and shall take out adequate third-party insurance to cover its obligations hereunder.

13.2	If Service Provider sub-contracts the performance of its obligations under this Agreement, Service s Agreement. Client, at its own cost and expense, may install, place, reinstall or replace Client Property upon the Licensed Space or any other portion of the Property, or remove any Client Property subject to conditions stipulated in Clause 8. Upon the expiration of the Term, Client may, at its sole discretion and cost, elect to remove or not any cabinets, racks, cabling, and cable trays, but will remove all other Client Property and Alterations from the Licensed Space and other portions of the Property. Client will repair any material damage to the Licensed Space, the building, and the Property caused by Client’s installation, use, or removal of Client property.

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13.3	No Lien. In no event (including a default under this Agreement) will Service Provider have any lien or other security interest in any Client property, and Service Provider hereby expressly waives and releases any lien or other security interest therein however created or arising.

13.4	Surrender. No act or thing done by Service Provider or any agent or employee of Service Provider during the Term shall be deemed to constitute an acceptance by Service Provider of a surrender of the Licensed Space unless such intent is specifically acknowledged in a writing signed by an authorized signatory for Service Provider.

13.5	Relocation of Client Equipment or Client Space. If it is necessary or desirable for Service Provider’s efficient use of the Licensed Space to relocate the Client Equipment or Client Space to another area of the Facility, the Parties shall cooperate in good faith to facilitate such relocation. Service Provider shall be solely liable for the costs incurred in connection with any such relocation. Client shall be solely liable for costs incurred in connection with relocation made by Service Provider at the request of Client. Service Provider shall use commercially reasonable efforts to minimize and avoid any interruption in Services during such relocation.

14	DEFAULT

14.1	The following events shall be “Events of Default”:

Failure by Client or Service Provider, as applicable, to pay any undisputed amount due hereunder when due;

Failure of Client or Service Provider, as applicable, to perform any other material obligation hereunder and such failure continues uncured for thirty (30) Days after receipt by the defaulting Party of written notice of such failure; provided, that so long as a defaulting Party has initiated and is diligently attempting to effect a cure (provided such obligation is curable), the defaulting Party’s cure period shall extend for an additional thirty (30) days;

Any representation or warranty made by Service Provider or the Client, as applicable, under this Agreement shall have been false or inaccurate in any material respect when made or becomes false or inaccurate in any material respect, and such falsity or inaccuracy continues uncured for thirty (30) Days after receipt by the defaulting Party of written notice of such falsity or inaccuracy; provided that so long as a defaulting Party has initiated and is diligently attempting to effect a cure (provided such representation or warranty is curable), the defaulting Party's cure period shall extend for an additional thirty (30) days.

14.2	In the event of a Client Default, Service Provider has the right to use the Security Deposit or Advance Prepayment to cover the financial impact of Client Default.

14.3	[***REDACTED***]

14.4	In the case of an Event of Default which is not timely cured as set forth in this Agreement, the non-defaulting Party may terminate this Agreement without prejudice to any claim to damages.

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15	FORCE MAJEURE

Except for payment obligations, no Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure results from a Force Majeure Event. In such circumstances the time for performance shall be extended by a period agreed by the Parties.

16	GOVERNING LAW AND DISPUTE RESOLUTION

16.1	The laws of Pennsylvania, without reference to conflict of law rules, govern this Agreement and any dispute of any sort that might arise between the parties.

16.2	In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, including the breach, termination, or validity thereof, the parties agree to resolve such dispute exclusively through binding arbitration. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (AAA) then in effect. The arbitration shall be held in Pittsburgh, Pennsylvania, and shall be conducted by a single arbitrator mutually agreed upon by the parties. If the parties cannot agree on an arbitrator, the AAA shall appoint one. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could award under applicable law, except that the arbitrator shall not have the authority to award punitive damages or any other damages not measured by the prevailing party's actual damages. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own costs and expenses in connection with the arbitration, and the parties shall equally share the arbitrator's fees and the administrative fees of the arbitration. Notwithstanding the foregoing, either party may seek preliminary injunctive relief from a court of competent jurisdiction in order to prevent immediate and irreparable harm, pending the resolution of the arbitration.

16.3	Notwithstanding the foregoing, any party may seek injunctive relief in any state, federal, or national court of competent jurisdiction for any actual or alleged breach of confidentiality or infringement of such Party’s Intellectual Property or other proprietary rights. The United Nations Convention for the International Sale of Goods does not apply to this Agreement.

16.4	Without prejudice to any other remedies available to the Parties, in the event that a Party disputes a matter arising in connection with this Agreement:

(i)	that Party shall notify the other Parties as soon as reasonably practicable with details of the dispute and all of the Parties shall meet within fourteen (14) days of receipt of such notice (in good faith) in order to try and resolve the dispute; and

(ii)	if the dispute is not resolved at that meeting, any Party may refer the dispute to arbitration for resolution in accordance with clause 16.2.

17	NOTICES

17.1	Any notice given under this Agreement shall be in writing by the Disclosing Party and shall be delivered by hand or sent by pre-paid first class post, airmail or email to the Receiving Party at the following address and email address (or to such other address or email address as that Party may from time to time notify to the other Parties):

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Service Provider:

Contact:	General Counsel

Address:	950 Railroad Avenue, Midland, PA 15059

Email:	legal@mawsoninc.com

Client:

Contact:	General Counsel

Address:	[***REDACTED***]

Email:	[***REDACTED***]

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17.2	Any notice or communication given under this Agreement shall be deemed to have been received:

(i)	if delivered by hand, on that day;

(ii)	if sent by pre-paid first-class post, at 9.00 am GMT on the third day after the day of posting;

(iii)	if sent by email on a Business Day, on that day, or in any other case, on the next following Business Day (in each case unless the sender receives an undeliverable message).

18	GENERAL

18.1	This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, arrangements, promises, assurances, warranties, representations and understandings between the Parties (whether written or oral) relating to its subject matter. The Parties acknowledge that they have not entered into this Agreement in reliance upon, and shall have no remedies in respect of, any representation, assurance, statement, covenant, warranty, agreement or undertaking of any nature whatsoever made or given by or on behalf of another Party that is not set out in this Agreement.

18.2	Each Party represents and warrants that it has full authority to execute and perform this Agreement.

18.3	Except where this Agreement provides otherwise, each Party shall pay its own costs relating to or in connection with the negotiation, preparation, execution and performance by it of this Agreement.

18.4	No variation of this Agreement or any agreement or document entered into pursuant to this Agreement shall be valid unless it is in writing (which, for the purposes of this clause 18.4, excludes email) and signed by or on behalf of each of the Parties.

18.5	No delay, indulgence or omission in exercising any right, power or remedy provided by this Agreement or by law shall operate to impair or be construed as a waiver of such right, power or remedy or of any other right, power or remedy.

18.6	This Agreement shall be binding upon and endure for the benefit of the successors in title and permitted assignees of the Parties.

18.7	Nothing herein contained shall be deemed to constitute any Party a partner, agent or representative of another Party and accordingly each Party hereby agrees and undertakes that it shall not, without the prior written consent of the relevant other Party, at any time or from time to time:

(i)	incur or purport to incur by itself, its employees, agents, contractors, sub- contractors and the employees of any of them, any liability or obligation whatsoever in the name or on behalf of that Party or in any manner of way to hold itself or themselves or himself or herself out as agent for that Party or otherwise to represent itself or themselves or himself or herself as having ostensible authority to act on that Party's behalf; or

(ii)	take or purport to make that Party bound as guarantor or surety in any manner of way whatsoever.

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18.8	If any provision of this Agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, this Agreement shall be considered divisible as to that provision and such provision is to that extent to be deleted from this Agreement and substituted by a provision which, as far as the Applicable Law allows, comes nearest to what the Parties desire according to the natural meaning of the terms of this Agreement.

18.9	This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, but shall not take effect until each Party has executed at least one counterpart. Each counterpart shall constitute an original but all the counterparts together shall constitute a single agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement on the day set out at the top of this Agreement.

Signed by Rahul Mewawalla for and on behalf of Mawson Hosting, LLC	.........../s/Rahul Mewawalla...........
Authorized Signatory

Signed by [***REDACTED***] for and on behalf of BE Global Development Limited	..........................................................
[***REDACTED***

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[***REDACTED***]

August 9, 2024

Letter of Intent for Strategic Partnership between BE Global Development Limited and Mawson Hosting, LLC

Mawson Hosting, LLC is a wholly owned subsidiary of Mawson Infrastructure Group, a publicly-listed company in the United States of America (NASDAQ: MIGI).

BE Global Development Limited is a wholly owned subsidiary of The BE Company of United Kingdom Limited, a company registered in the United Kingdom.

The companies have entered into a Strategic Partnership and a binding Service Provider Agreement for colocation services for 20 MW of power to be provided by Mawson Hosting, LLC (“Mawson” or “Service Provider”) to BE Global Development Limited (“BE” or “Client”) at Mawson’s facilities. To supplement this binding 20 MW agreement, the companies are also entering into this additional Letter of Intent (“LOI”) to plan for further expansion of their mutual business relationship. The Client has the intention to scale its deployment over time to 144 MW total with the Service Provider.

This LOI confirms the intention of Mawson and BE - each may be hereinafter defined collectively as the “Parties” to further expand their business relationship (the “Potential Additional Transaction”) whereby the Service Provider will provide additional Power and utility services (the “Services”) to the client. The Service Provider and the Client will negotiate and enter into final binding agreements (each an "Additional Agreement" and collectively the "Agreements") that will govern their legally enforceable rights and obligations with respect to the Potential Additional Transaction. The Agreements will contain, together with other provisions, provisions in respect of the matters referred to in this LOI and be in a form and contain terms, conditions, representations and warranties acceptable to the Parties and their respective solicitors, acting reasonably.

This LOI, which is supplemental to the separate binding Service Provider Agreement for colocation services for 20 MW of power to be provided by Mawson to BE, does not create any binding legal obligations among the Parties and only serves to set out the Parties' current understanding of the Potential Transaction and there will be no legally binding obligations between the Parties with respect to the Potential Additional Transaction, except for the terms contained in the second part of this LOI (Schedule B), until the Additional Agreements are executed.

The Parties agree, in consideration of the mutual benefits to be derived, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the limitations set forth herein, to negotiate with one another with respect to the terms and conditions of the Additional Agreements.

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If the foregoing accurately sets forth the Parties' mutual understandings and agreements, please sign and date this LOI and return the same to the attention of the undersigned.

Please sign and return a copy of this LOI to signify your acceptance of these terms.

Yours faithfully,

Agreed and Accepted	August 9, 2024

Signed
Name	[***REDACTED***]
Title	[***REDACTED***]
BE Global Development Limited

Signed	/s/Rahul Mewawalla
Name	Rahul Mewawalla
Title	Authorized Signatory
Mawson Hosting, LLC

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